                                                                    EXHIBIT 12.1


                           EL PASO NATURAL GAS COMPANY
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                              (DOLLARS IN MILLIONS)


                                                                                                                FOR THE
                                                                                                              THREE MONTHS
                                                                         FOR THE YEAR                            ENDED
                                                                       ENDED DECEMBER 31,                      MARCH 31,
                                                      -------------------------------------------------      ---------------
                                                       1997       1998       1999       2000       2001      2001      2002
                                                      -----      -----      -----      -----      -----      -----     ----
Earnings
        Pre-tax income from continuing
          operations                                  $ 149      $ 150      $ 170      $ 206      $ 155      $  63     $  72
        Fixed charges                                   107        136        110        108         97         25        18
        Capitalized
          interest                                       (1)        (1)        --         (8)        (9)        (3)       (2)
                                                      -----      -----      -----      -----      -----      -----     -----
              Totals earnings available
                for fixed charges                     $ 255      $ 285      $ 280      $ 306      $ 243      $  85     $  88
                                                      =====      =====      =====      =====      =====      =====     =====
Fixed charges
        Interest and debt costs                       $ 103      $ 132      $ 106      $ 104      $  96      $  25     $  18
        Interest component of rent                        4          4          4          4          1         --        --
                                                      -----      -----      -----      -----      -----      -----     -----
              Total fixed charges                     $ 107      $ 136      $ 110      $ 108      $  97      $  25     $  18
                                                      =====      =====      =====      =====      =====      =====     =====
Ratio of earnings to fixed charges                     2.38       2.10       2.55       2.83       2.51       3.40      4.89
                                                      =====      =====      =====      =====      =====      =====     =====


        For purposes of calculating these ratios: (i) "fixed charges" represent interest cost (exclusive of interest on rate refunds), amortization of debt costs and the estimated portion of rental expense representing the interest factor; and (ii) "earnings" represent the aggregate of pre-tax income from continuing operations and fixed charges, less capitalized interest.